                                                                       EXHIBIT 5

                                   AGREEMENT


     This Agreement (the "AGREEMENT") is made this 22nd day of December, 1997, by and among Mirage Resorts, Incorporated, a Nevada corporation ("PARENT"), on the one hand, and Diversified Opportunities Group Ltd., an Ohio limited liability company ("DIVERSIFIED"), Jacobs Entertainment Nevada, Inc., a Nevada corporation ("JACOBS ENTERTAINMENT"), and Jeffrey P. Jacobs, an individual ("JACOBS") (Diversified, Jacobs Entertainment and Jacobs are collectively referred to as the "SELLERS"), with reference to the following facts:

     A. Diversified entered into that certain Purchase Agreement dated as of September 24, 1996 (the "PURCHASE AGREEMENT"), by and among Diversified, Norbert
W. Jansen, a Nevada resident, Individually ("MR. JANSEN") and as Trustee for the Jansen Family Trust (the "TRUST") under an Agreement dated July 14, 1993, and Boardwalk Casino, Inc., a Nevada corporation (the "COMPANY"), pursuant to which Diversified acquired (i) an aggregate of 571,429 shares of the common stock, $.001 par value, of the Company ("COMMON STOCK"); and (ii) a $5 Million Convertible Subordinated Note (together with the Deed of Trust and any other associated documents, the "NOTE").

     B. Concurrently with the Purchase Agreement, Diversified, the Company, and Mr. Jansen, Individually and as Trustee for the Trust, entered into that certain Option and Proxy Agreement dated September 24, 1996 (as amended by the Memorandum (as defined below), the "OPTION AGREEMENT"), pursuant to which Diversified acquired 500,000 shares of Common Stock from Mr. Jansen and obtained an option to acquire an additional 1,000,000 shares of Common Stock owned by Mr. Jansen, individually and in his capacity as Trustee for the Trust, and a right of first refusal with respect to other shares of Common Stock owned by Mr. Jansen, individually and in his capacity as Trustee for the Trust (the "COMMON STOCK OPTION").

     C. On October 29, 1997, the Company, Diversified, Jacobs Entertainment and Avis P. Jansen, a Nevada resident, Individually, as Executrix of the Estate of Norbert W. Jansen and as Trustee for the Trust (in all such capacities, "JANSEN"), entered into that certain Memorandum of Understanding (the "MEMORANDUM") pursuant to which (i) Jacobs Entertainment purchased 2,650 shares (the "PREFERRED SHARES") of Series A 6% Non-Voting Cumulative Preferred Shares (the "PREFERRED STOCK") from the Company; (ii) Diversified relinquished the convertibility provision of the Note; (iii) the Company granted Jacobs Entertainment an option to acquire an additional 15,000 shares of Preferred Stock (the "PREFERRED STOCK OPTION"); (iv) Jansen granted to Jacobs Entertainment an option (the "LAND OPTION") to purchase the premises (the "LAND") leased under that certain Lease Agreement effective as of October 1, 1996, between the Company, as Lessee, and Mr. Jansen and the Trust, as Lessors;
(v) the number of optioned shares of Common Stock covered by the Common Stock Option was increased to 1,734,620 and the exercise price was reduced to $4.00 per share; and (vi) Jacobs Entertainment agreed to undertake a feasibility study of a $20 million development on the Land (the "PROJECT"), with a termination fee (the "TERMINATION FEE") of $2 million payable to Jacobs Entertainment by the Company upon the occurrence of certain events which interfere with or negatively impact the Project.

     D. Jacobs Entertainment has assigned to Diversified its Preferred Shares and all of its rights under the Memorandum and otherwise with respect to the Company.

     E. As of the date hereof, Diversified is the record and beneficial owner of 1,071,429 shares of Common Stock (the "SHARES"), and Jacobs Entertainment and Jacobs own no shares of Common Stock or other securities of the Company. In addition, Diversified owns the rights of Jacobs Entertainment under the Memorandum, and owns 2,650 Preferred Shares.

     F. Parent has agreed to purchase from Jansen, and Jansen has agreed to sell to Parent, 2,750,000 shares of Common Stock owned by Jansen (the "JANSEN SHARES") pursuant to an agreement dated as of the date hereof between Parent and Jansen (the "JANSEN STOCK AGREEMENT").

     G. Concurrently herewith, Parent is entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with Mirage Acquisiiton Sub Inc., a Nevada corporation and wholly -owned subsidiary of Parent ("MERGER SUB"), and the Company, pursuant to which Parent will acquire the Company, on the terms and subject to the conditions set forth in the Merger Agreement, by means of a merger of Merger Sub into the Company (the "MERGER").

     H. On December 18, 1997, the Board of Directors of the Company, pursuant to notice duly given or waived, held a meeting at which the Board approved the acquisition by Parent or Merger Sub of the Shares for purposes of the Nevada Business Combination Statute, and adopted a bylaw providing that the Company is not subject to the provisions of the Nevada Control Share Statute.

     I. On December 22, 1997, the Board of Directors of the Company, pursuant to notice duly given or waived, held a meeting at which the Board approved the Merger Agreement, the Merger, and the transactions contemplated thereby.

     In consideration of the foregoing premises and the mutual covenants and promises contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Purchase and Sale of Shares.
          ---------------------------

     1.1  Sale of Shares.  Subject to the conditions to closing set forth in
          --------------
Section 1.3 and 1.4 below, Diversified shall sell, transfer and convey the
-----------
Shares to Parent (or its designee) and Parent (or its designee) shall purchase the Shares at a purchase price of $5.00 per share in cash for a total aggregate purchase price of $5,357,145, in the manner set forth in Section 1.2.
                                                         ------------

     1.2  Closing.  The closing (the "CLOSING") will take place at the offices
          -------
of Jones Vargas, 3773 Howard Hughes Parkway, 3rd Floor, Las Vegas, Nevada on such date as specified by Parent within three business days after the latest to occur of (i) receipt by Parent of all necessary approvals under the regulations and statutes regulating the active gaming operations of Parent and/or the Company ("GAMING APPROVALS") and other necessary government and regulatory approvals, if any, (ii) expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (iii) satisfaction or waiver of all material conditions precedent to the consummation of the Merger, or such other date and place as the parties may specify (the "CLOSING DATE"). At the Closing, Parent (or its designee) shall purchase from Diversified, and Diversified shall sell to Parent (or its designee), the Shares. Diversified shall deliver to Parent (or its designee) stock certificates representing the Shares duly endorsed or accompanied by stock powers duly executed in blank sufficient to permit the Shares to be transferred without restrictive legends other than with regard to the Securities Act of 1933, as amended, and Parent (or its designee) shall pay to Diversified the aggregate purchase price for the Shares by cash or certified check drawn on a banking institution domiciled in the United States.

     1.3  Parent's Conditions to Closing.  The obligations of Parent to
          ------------------------------
consummate the purchase of the Shares pursuant to Section 1.2 is subject to the
                                                  -----------
following conditions, any of which may be waived by Parent in its sole discretion:

          (a) Parent shall have obtained all necessary Gaming Approvals and other necessary approvals of other governmental or regulatory authorities, if any;

          (b)  The representations and warranties of the Sellers set forth in
Section 4 hereof shall be true and correct in all material respects on the
---------
Closing Date with the same effect as if made on and as of such date;

          (c) The Sellers shall have performed and complied with all agreements and covenants required to be performed and complied with by the Sellers prior to the Closing Date;

          (d) All waiting periods under the HSR Act applicable to the transaction provided for herein shall have expired or been terminated;

          (e) Parent shall have consummated or shall concurrently consummate the purchase of the Jansen Shares pursuant to the Jansen Stock Agreement;

          (f) All material conditions precedent to Parent's obligation to consummate the Merger shall have been satisfied or waived;

          (g) On the Closing Date, Parent shall not have terminated the Merger Agreement due to a breach by the Company or the Company's failure to comply with its obligations thereunder;

          (h) On the Closing Date, there shall not be in effect any injunction, writ or temporary restraining order or any other order of any nature issued by a court or agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided nor shall there be any litigation or proceeding pending or threatened in respect of the transactions contemplated hereby;

          (i) Diversified shall have delivered to Parent (or its designee) instruments of transfer which vest in Parent (or its designee) good and marketable title to the Shares as required herein, and shall have delivered all other instruments, certificates and other documents required to be delivered hereby; and

          (j) Section IX of the Company's bylaws, which provides in substance that the Company shall not be subject to the provisions of the Nevada Control Share Statute, shall not have been amended, revoked, repealed, withdrawn, restricted or modified in any respect.

     1.4  Diversified's Conditions to Closing.  The obligations of Diversified
          -----------------------------------
to consummate the sale of the Shares pursuant to Section 1.2 is subject to the
                                                 -----------
following conditions, any of which may be waived by the Sellers in their sole discretion:

          (a) All waiting periods under the HSR Act applicable to the transaction provided for herein shall have expired or been terminated;

          (b) Parent (or its designee) shall have paid the aggregate purchase price for the Shares;

          (c) The closing of the Jansen Stock Purchase Agreement shall have occurred or shall be closed concurrently with the Closing, and prior to or concurrently with the Closing, Jansen shall convey the real property located at 3734 Las Vegas Boulevard South, Las Vegas, Nevada, pusuant to the Agreement of Sale;

          (d) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date;

          (e) On the Closing Date, the Company shall not have terminated the Merger Agreement due to a material breach by Parent or Parent's failure to comply with a material obligation thereunder; all material conditions precedent to the consummation of the Merger shall have been satisfied or waived by Parent;

          (f) On the Closing Date, there shall not be in effect any injunction, writ or order issued by a court or agency of competent jurisdiction directing that the transaction provided herein not be consummated; and

          (g) On the Closing Date, the releases of the Sellers with respect to the Purchase Agreement, the Option Agreement and the Memorandum given by the Company in the Merger Agreement and by Jansen in the Jansen Agreement shall have become effective in accordance with their terms.

     2.   Purchase and Sale of Preferred Shares and Note.  (a) On the later of
          ----------------------------------------------
(i) the eleventh day after the date hereof or (ii) January 5, 1998, and assuming the conditions in Section 2(d) below have been met, Diversified shall sell, transfer and convey all of the Preferred Shares to Parent (or its designee) and Parent (or its designee) shall purchase the Preferred Shares. Diversified shall deliver to Parent (or its designee) concurrently and therewith stock certificates representing the Preferred Shares duly endorsed or accompanied by stock powers duly executed in blank sufficient to permit the Preferred Shares to be transferred without restrictive legends other than with regard to the Securities Act of 1933, as amended.

     (b) On the later of (i) the eleventh day after the date hereof, or (ii) January 5, 1998, and assuming the conditions in Section 2(d) below have been
                                                ------------
met, Diversified shall sell, transfer and convey the Note to Parent (or its designee) and Parent (or its designee) shall purchase the Note. Diversified shall deliver to Parent (or its designee) (A) the Note, duly endorsed or accompanied by bond powers duly executed in blank sufficient to permit the Note to be transferred without restrictive legends other than with regard to the Securities Act of 1933, as amended, (B) an assignment and transfer in recordable form of the Deed of Trust, Fixture Filing and Security Agreement, dated September 24, 1996, and (C) an assignment of any security agreements, UCC filings and other security instruments securing the Note.

     (c) In full payment for the Preferred Shares and the Note, Parent (or its designee) shall pay to Diversified the sum of (a) $2,650,000 plus any accrued and accumulated but unpaid dividends on the Preferred Stock as of the date of payment, and (b) $5,000,000 plus accrued but unpaid interest on the Note to the date of payment (the "NOTE AND PREFERRED STOCK PURCHASE PRICE") concurrently with the deliveries contemplated in clauses (a) and (b) above. The allocation of the Note and Preferred Stock Purchase Price as between the Note and the Preferred Shares shall be the responsibility of the Sellers and any such division shall in no way affect the validity of the sale of the Note and the Preferred Shares to Parent (or its designee).

     (d) Parent's obligation to purchase the Preferred Shares and the Note shall be subject to each of the conditions contained in Section 1.3(b), (c),
                                                        --------------  ---
(g), (i) and (j) being satisfied as of such date, any of which may be waived by
---  ---     ---
Parent in its sole discretion.

     (e) Parent agrees that after the acquisition of the Preferred Stock and the Note, Parent will not sell or transfer the Preferred Stock or the Note until the earlier of (i) the Closing of the acquisition of the Shares, or (ii) the termination of this Agreement; provided, however, that nothing in this provision shall prevent Parent from enforcing any provision of the Preferred Stock or the Note. If this Agreement is terminated without the Closing having occurred, other than as a result of a breach by Diversified or Diversified's failure to comply with any of its obligations hereunder, Diversified shall have an option for a period of ten (10) days after such termination to repurchase the Preferred Shares and the Note for the Note and Preferred Stock Purchase Price (increased by the amount of any additional accumulated but unpaid dividends on the Preferred Shares and any accrued but unpaid interest on the Note). This option shall be exercised by tendering the Note and Preferred Stock Purchase Price (increased as described above) to Parent in same day funds.

     3.   Termination and Release; Assignment.  Effective at the Closing (and
          -----------------------------------
contingent upon the occurrence of the Closing), the Sellers terminate and release any and all rights, title and interest which they may have under or pursuant to the Purchase Agreement, the Common Stock Option, the Option Agreement, or the Memorandum, including any rights in and with respect to the Company, any of its assets, its Common Stock or Preferred Stock, the Termination Fee, and the land owned by Jansen, including any and all claims for breaches or violations of those agreements that may have occurred on or prior to the date hereof. The Sellers expressly agree that, effective at the Closing (and contingent upon the occurrence of the Closing), the Purchase Agreement, the Common Stock Option, the Option Agreement, the Memorandum, and the Termination Fee shall be terminated and be of no further force and effect. Effective at the Closing (and contingent upon the occurrence of the Closing), the Sellers also release the Company, Jansen, the Trust, and the estate of Norbert W. Jansen (the "Estate") from any and all obligations, charges or claims arising out of or in connection with the Purchase Agreement, the Common Stock Option, the Option Agreement, or the Memorandum. Jansen, the Trust, and the Estate shall each be a third party beneficiary with respect to the Sellers' agreements contained in this Section 3. The consideration for the terminations, releases and assignments
     ---------
granted pursuant to this Section 3 shall be a payment of $3,735,000 (the
                         ---------
"TERMINATION PAYMENT") by Parent to the Sellers at the Closing. The division of the Termination Payment as between the Sellers shall be the responsibility of the Sellers and any such division shall in no way affect or limit the terminations, releases and assignments granted hereunder.

     3.1  Standstill with Respect to Option Agreement and Memorandum.  Sellers
          ----------------------------------------------------------
agree that until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, Sellers will take no action to enforce any of Sellers' rights or exercise any of Sellers' powers under the Option Agreement or the Memorandum. Jansen, the Trust, and the Estate are express third party beneficiaries of this Section 3.1.
                                  -----------

     3.2  Consent with respect to Jansen Agreements.  By execution of this
          -----------------------------------------
Agreement, each of the Sellers consents to Jansen, the Trust, and the Estate entering into the Jansen Stock Agreement and the Agreement of Purchase and Sale and Joint Escrow Instructions between Avis Jansen, Trustee, and Restaurant Ventures of Nevada, Inc. Jansen, the Trust, and the Estate are express third party beneficiaries of this section 3.1.

     4.   Representations and Warranties.  As a material inducement to Parent to
          ------------------------------
enter into this Agreement, the Sellers, jointly and severally, represent and warrant to Parent that as of the date hereof and as of the Closing Date:

     4.1  Sole Ownership of Securities; No Encumbrances.  Diversified is the
          ---------------------------------------------
record and beneficial owner of 1,071,429 Shares, the Preferred Shares, and the Note which constitute all of the shares of Common Stock or Preferred Stock or other debt or equity securities of the Company owned of record or beneficially by any of the Sellers or their affiliates (except for the shares of Common Stock owned by Jansen subject to the Common Stock Option which may be deemed to be beneficially owned by Diversified until termination of Diversified's rights under the Option Agreement and the Common Stock Option). Diversified has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Shares or Preferred Shares owned of record by it, with no limitations, qualifications or restrictions on such rights, and the Shares and the Preferred Shares are the only shares of Common Stock or Preferred Stock over which the Sellers have any of such powers. The Shares, the Preferred Shares and the Note and the certificates representing such securities are now, and at all times during the term hereof will be, held of record and beneficially by the Sellers free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

     4.2  Non-Assignment of Rights.  Sellers have not assigned, transferred, or
          ------------------------
otherwise encumbered or disposed of any of their rights under the Purchase Agreement or the Assigned Agreements, except as provided in this Agreement.

     4.3  Validity; Binding Effect; No Conflict.  This Agreement has been duly
          -------------------------------------
and validly authorized, executed and delivered by each of the Sellers and constitutes the valid and binding obligation of each of them enforceable against them in accordance with its terms, except as such enforcement may be subject to principles of equity and to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights generally. Jacobs has full power and authority to execute and deliver this Agreement on behalf of Diversified and Jacobs Entertainment. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby does not and, subject to receipt of all requisite governmental or other consents or approvals, the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any law, ordinance, rule, regulations, orders, judgment, or decree to which any of the Sellers is subject or by which any of the Sellers is bound; or (ii) violate or conflict with or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which any of the Sellers is a party or by which any of their respective assets may be bound or affected. Except for the Gaming Approvals and expiration of any waiting periods under the HSR Act, no consent, approval, authorization or action by or any filings with any federal, state or local governmental agency or any other third party are required in connection with the execution and delivery by the Sellers of this Agreement and the other documents and instruments to be executed and delivered by the Sellers pursuant hereto or the consummation by the Sellers of the transactions contemplated hereby.

     4.4  Brokerage.  Except as expressly contemplated in the Merger Agreement,
          ---------
no investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Parent or the Company in respect of this Agreement, the Merger or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of the Sellers.

     4.5  SEC Reports.  To the actual knowledge of the Sellers without any
          -----------
obligation of independent investigation, (a) the Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") since February 11, 1994, including without limitation Annual Reports on Form 10-KSB, Quarterly reports on Form 10-QSB and proxy statements (collectively and as amended as required, the "SEC REPORTS") and (b) as of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.   Covenants of the Sellers.  The Sellers hereby covenant and agree as
          ------------------------
follows:

     5.1  Voting.  (a)  The Sellers hereby agree that (for as long as the Merger
          ------
Agreement is in effect), at any meeting of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, the Sellers shall vote (or cause to be voted) the Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (c) except as otherwise agreed to in writing in advance by Parent, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (i) any action or agreement that is intended, or might reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement; (ii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (iii) a sale, lease or transfer of a material amount of assets of the Company and any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iv) any change in the management or Board of Directors of the Company; (v) any change in the present capitalization or dividend policy of the Company; (vi) any amendment of the Company's articles of incorporation or bylaws; or (vii) any other material change in the Company's corporate structure or business. Any such vote or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Notwithstanding anything to the contrary contained in this Agreement, Jeffrey Jacobs shall be free to act in his capacity as a member of the Board of Directors of the Company and to discharge his fiduciary duties as such.

          (b) In order to secure each of the Sellers' obligation to vote the Shares in accordance with the provisions of Section 5.1(a), each of the Sellers
                                            --------------
hereby appoints Parent as such Sellers' true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of the Shares on all matters set forth in Section 5.1(a). Parent may exercise the irrevocable proxy granted
             --------------
to it hereunder at any time any of the Sellers fails to comply with the provisions of this Agreement, subject to the receipt of necessary Gaming Approvals, if any. The proxy and powers granted by the Sellers pursuant to this
Section 5.1(b) are coupled with an interest and are given to secure the
--------------
performance of the Sellers' obligations to Parent under this Agreement. Such proxies and powers shall be irrevocable and shall survive the death, incompetency, disability, bankruptcy or dissolution of the applicable Sellers and the subsequent holders of the Shares.

     5.2  Restriction on Transfer, Proxies and Non-Transference; Stop Transfer
          --------------------------------------------------------------------
Order; Legend.
-------------

          (a) The Sellers hereby agree, while this Agreement is in effect, and except as specifically contemplated hereby, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares or any interest therein, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of the Sellers contained herein untrue or incorrect or have the effect of preventing or disabling the Sellers from performing their obligations under this Agreement.

          (b)  In furtherance of the provisions of Section 5.2(a) hereof,
                                                   --------------
concurrently herewith the Sellers shall and hereby do (i) authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such shares) and (ii) agree that a legend in substantially the following form shall be placed on each certificate representing the Shares:

     "The securities represented by this certificate are subject to the conditions, restrictions and obligations specified in the Agreement dated as of December 22, 1997, and as amended and modified from time to time, between Mirage Resorts, Incorporated, a Nevada corporation, Diversified Opportunities Group Ltd., an Ohio limited liability company, Jacobs Entertainment Nevada, Inc., a Nevada corporation, and Jeffrey P. Jacobs, an individual, and the Company reserves the right to refuse the transfer of such securities until such conditions, restrictions and obligations have been fulfilled with respect to such transfer or said Agreement has been terminated in accordance with its terms."

The Sellers shall deliver all certificates representing the Shares and the Company shall or shall cause its transfer agent to imprint such legend on all such certificates.

     5.3  No Additional Purchases.  The Sellers hereby agree not to acquire any
          -----------------------
additional securities of the Company from and after the date hereof.

     5.4  No Inconsistent Agreements.  The Sellers shall not enter into any
          --------------------------
agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions of this Agreement or which could interfere with Parent's efforts to acquire the Company by merger.

     5.5  Further Assurances.  From time to time, at the other party's request
          ------------------
and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     5.6  No Indemnity Claims.  Sellers shall not, either before or after the
          -------------------
Closing, assert any claim against the Company or any officer, director, employee or agent of the Company or its affiliates as to which the Company may have any obligations of indemnity, either under the Company's bylaws, by contract or otherwise. All such named persons are third party beneficiaries of this provision and may enforce the provisions hereof. Seller further agrees that if it should secure a judgment against any such indemnified person who asserts a claim for indemnity against the Company, then the amount of such judgment shall automatically be reduced by and to the extent of such indemnity right.


     6.   Covenant and Representations of Parent.
          --------------------------------------

     6.1  Gaming Approvals; HSR Filing.  Parent shall promptly prepare and file
          ----------------------------
such applications and other filings as are necessary to secure required Gaming Approvals and to comply with the filing requirements of the HSR and will use its reasonable best efforts (consistent with its other gaming operations) to secure such Gaming Approvals. Parent has no actual knowledge of a reason why the Gaming Approvals will not be granted.

     6.2  Validity; Binding Effect; No Conflict.  This Agreement has been duly
          -------------------------------------
and validly authorized, executed and delivered by Parent and constitutes the valid and binding obligation of Parent enforceable in accordance with its terms, except as such enforcement may be subject to principles of equity and bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights generally. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby does not and, subject to receipt of all requisite governmental or other consents or approvals, the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any law, ordinance, rule, regulations, orders, judgment, or decree to which Parent is subject or by which Parent is bound; or (ii) violate or conflict with or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by or result in the creation of any lien, security interest, change or encumbrance upon any of the properties or assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Parent is a party or by which its respective assets may be bound or affected. Except for the Gaming Approvals and expiration of any waiting periods under the HSR Act, no consent, approval, authorization or action by or any filings with any federal, state or local governmental agency or any other third party are required in connection with the execution and delivery by Parent of this Agreement and the other documents and instruments to be executed and delivered by Parent pursuant hereto or the consummation by Parent of the transactions contemplated hereby.

     7.   Indemnity.
          ---------

          Parent, on the one hand, and the Sellers, on the other hand (in either case, the "INDEMNIFYING PARTY") shall and hereby do indemnify and hold harmless the other (in either case, the "INDEMNITEE") from and against and in respect of any and all loss, damage and expense incurred by the Indemnitee resulting from, arising out of, attributable to, or in any manner connected with:

               (i) Any matter in respect of which the Indemnifying Party shall have made any misrepresentation, breached any warranty made pursuant to this Agreement or failed to fulfill any covenant or agreement on the part of the Indemnifying Party contained in this Agreement;

               (ii) Any and all actions, suits, proceedings, demands,
                    assessments or judgments, costs and expenses (including legal and accounting fees and investigation costs) incident to the foregoing and the enforcement thereof.

          If any event shall occur or any circumstance arise which might give rise to a claim in respect of any matter against which the Indemnifying Party have indemnified the Indemnitee hereunder, the Indemnitee shall give notice thereof to the Indemnifying Party. If the matter as to which indemnification may be sought is a claim by a third party, such notice shall be given within thirty (30) days after said claim shall have been presented to the Indemnitee; otherwise, such notice shall be given promptly after the Indemnitee shall determine that the matter is one as to which indemnification is sought. Failure to give notice within the required time shall have no effect if the lack of notice by Indemnitee is not materially prejudicial to the rights of the Indemnifying Party. Unless the parties otherwise agree in writing, the Indemnifying Party shall defend against all such third-party claims or otherwise satisfy such claims, at their sole cost and expense, through counsel and accountants designated by them and approved by the Indemnitee, which approval shall not be withheld unreasonably. The Indemnitee shall have the right to participate with the Indemnifying Party in the defense of any such matter and shall fully cooperate with and make available to the Indemnifying Party the business records of the Indemnitee for said purpose. If the Indemnifying Party, after receipt of notification from Indemnitee of a third-party claim, fails to protest, defend or settle any such third-party claim, demand suit or proceeding promptly, diligently and in good faith, Indemnitee shall have the right at its discretion to settle, defend or pay the same, in which event, the obligations of the Indemnifying Party shall extend to and include the amounts of said settlement or payment and/or the costs of legal expenses of such defense.

     8.   Miscellaneous.
          -------------

     8.1  Survival of Representations, Warranties and Agreements.  All
          ------------------------------------------------------
representations, warranties and agreements made by the Sellers or Parent pursuant hereto shall survive the Closing of this transaction regardless of any investigation by Parent or Sellers, except that the representations and warranties made by the Sellers to Parent in Section 4.5
                                                                -----------
shall terminate upon purchase of all of Sellers' Shares hereunder.

     8.2  Binding Agreement; Assignments; Third-Party Beneficiaries.  All of the
          ---------------------------------------------------------
terms and provisions of this Agreement shall inure to the benefit of, be enforceable by and be binding upon and enforceable against the parties hereto and their respective heirs and personal representatives, successors and assigns; provided, however, that except for an assignment by Parent to one of its affiliates (which may be done in whole or in part), neither of the parties hereto may assign its rights or duties hereunder. If Parent assigns this Agreement to one of its affiliates, Parent shall remain liable for the performance of its obligations hereunder. Nothing contained in this Agreement shall confer any rights or remedies upon any other person, firm or corporation (except as otherwise provided in Section 3 hereof with respect to Jansen, the
                                 ---------
Trust, the Estate, and those persons benefitted from the covenant not to sue in
Section 5.7, above).
-----------

     8.3  Obligations Joint and Several.  The obligations of Diversified, Jacobs
          -----------------------------
Entertainment and Jacobs under this Agreement are joint and several as to each other.

     8.4  Waiver of Provisions.  The terms, covenants, representations,
          --------------------
warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     8.5  Specific Performance.  Each of the parties hereto recognizes and
          --------------------
acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     8.6  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Sellers at:                              If to Parent at:
--------------------                               ---------------
Diversified, Jacobs Entertainment or Jacobs        Mirage Resorts, Incorporated
c/o Jacobs Entertainment Ltd.                      3400 Las Vegas Boulevard South
1231 Main Avenue                                   Las Vegas, Nevada 89109
Cleveland, OH 44113                                Attn: Daniel Lee and Bruce Levin,Esq.
Attn: Jeffrey P. Jacobs                            Fax No.: (702) 792-7268
Fax No.: (216) 861-6315                            Fax No: (702) 791-5787

with a copy to:                                    with a copy to:
--------------                                     --------------

Hahn Loeser & Parks                                C. Kevin McGeehan, Esq.
3300 BP America Building                           Irell & Manella LLP
200 Public Square                                  1800 Avenue of the Stars, Suite 900
Cleveland, OH 44114                                Los Angeles, California 90067
Attn: Stephen P. Owendoff, Esq.                    Fax No.: (310) 203-7199
Fax No.: (216) 241-2824

     All notices shall be deemed received on the third business day after mailing or the first business day after delivery to the overnight courier service or the same business day if personally delivered or sent by facsimile.

     8.7  Interpretation.  When a reference is made in this Agreement to
          --------------
Section, such reference shall be to a Section in this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.8  Cooperation.  Each party shall cooperate and use its best efforts to
          -----------
consummate the transaction contemplated herein. In addition, each party shall cooperate and take such action and execute such other and further documents as reasonably may be requested by any other party from time to time after the consummation of the transactions contemplated herein to carry out the terms and provisions and intent of this Agreement.

     8.9   Severability.  If any term, provision, covenant or restriction of
           ------------
this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.10  Entire Agreement; Modification.  This Agreement contains the entire
           ------------------------------
agreement between the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

     8.11  Governing Law.  The Agreement shall be governed by and construed
           -------------
under the laws of the State of Nevada.

     8.12  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, all of which taken together shall constitute one instrument.

     8.13  Release of the Company.  Effective as of the Closing (and contingent
           ----------------------
on the occurrence of the Closing), each of Sellers releases the Company from any and all claims, debts or obligations of the Company to Sellers other than any obligation of the Company to indemnify or defend any of the Sellers against claims made against the Sellers resulting from or related to any of Sellers having been a director or officer of the Company.

     8.14  Termination with Merger Agreement.  If the Merger Agreement
           ---------------------------------
terminates in accordance with its terms without the Merger having occurred, then this Agreement and the obligations of the parties hereunder shall terminate on the same day as the termination of the Merger Agreement, except that Section
                                                                     -------
2(e) (only as it relates to the option granted to Diversified) shall remain in
----
effect.

     8.15  No Prior Agreements.  Each of the parties hereto acknowledges and
           -------------------
agrees that, prior to the execution of this Agreement on the date hereof, there was no agreement, arrangement or understanding among the parties with respect to the acquisition, disposition, holding or voting of the Shares.

     8.16  Facsimile Signatures.  Facsimile signatures shall have the same force
           --------------------
and effect as if the parties had delivered such signatures in person.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.


PARENT:                          DIVERSIFIED:

Mirage Resorts, Incorporated     Diversified Opportunities Group Ltd.,
a Nevada corporation             an Ohio limited liability company

                                 By: Jacobs Entertainment Ltd., its manager

By: /s/ Daniel R. Lee            By: /s/ Jeffrey P. Jacobs
   ---------------------------      -----------------------------
   Daniel R. Lee                    Jeffrey P. Jacobs
Its: Chief Financial Officer     Its: President


                                 JACOBS ENTERTAINMENT:

                                 Jacobs Entertainment Nevada, Inc.,
                                 a Nevada corporation


                              By: /s/ Jeffrey P. Jacobs
                                    -----------------------------
                                      Jeffrey P. Jacobs
                              Its: President



                              /s/ Jeffrey P. Jacobs
                              -----------------------------------
                              Jeffrey P. Jacobs, an individual